Exhibit 4.4.1

SEMCO ENERGY, INC.

7 1/8% SENIOR NOTES DUE 2008

_______________________

SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 24, 2007

TO THE

INDENTURE

DATED AS OF MAY 21, 2003

_______________________

THE BANK OF NEW YORK TRUST COMPANY, N.A.

TRUSTEE

___________________

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THIS SUPPLEMENTAL INDENTURE, dated as of October 24, 2007 (this “Supplemental Indenture”), is by and among SEMCO Energy, Inc., a Michigan corporation (the “Company”), and The Bank of New York Trust Company, N.A. (as successor in interest to Fifth Third Bank), as trustee (the “Trustee”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.

WHEREAS, the Company and the Trustee are party to that certain Indenture (the “Indenture”) dated as of May 21, 2003, providing for the issuance of 7⅛% Senior Notes due 2008 (the “Notes”) ;

WHEREAS, the Company has issued $150 million in aggregate principal amount of the Notes;

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer) (subject to certain exceptions);

WHEREAS, the Company desires and has requested that the Trustee join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Company and of each Guarantor; and

WHEREAS, (1) the Company has received the consent of the Holders of a majority in principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.06 of the Indenture, and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 9.06 and 12.04 of the Indenture;

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Deletion of Definitions and Related References.  Section 1.01 of the Indenture is hereby amended to delete in its entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1.  Amendments to the Indenture. The Indenture is hereby amended by:

(i)        deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

•	Section 4.03 (Reports)

•	Section 4.04 (Compliance Certificate)

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•	Section 4.05 (Taxes)

•	Section 4.06 (Stay, Extension and Usury Laws)

•	Section 4.07 (Restricted Payments)

•	Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries)

•	Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock)

•	Section 4.10 (Asset Sales)

•	Section 4.11 (Transactions with Affiliates)

•	Section 4.12 (Liens)

•	Section 4.13 (Business Activities)

•	Section 4.14 (Corporate Existence)

•	Section 4.15 (Offer to Repurchase Upon Change of Control)

•	Section 4.16 (Limitation on Sale and Leaseback Transactions)

•	Section 4.17 (Payments for Consents)

•	Section 4.18 (Future Subsidiary Guarantees)

•	Section 4.19 (Designation of Restricted and Unrestricted Securities)

•	Section 4.20 (Changes in Covenants when Notes Rated Investment Grade)

•	Section 5.01 (Exchange, Consolidation or Sale of Assets)

•	Section 5.02 (Successor Corporation Substituted)

•	Section 10.04 (Guarantors May Consolidate, etc. on Certain Terms)

•	Section 6.01(3), Section 6.01(4), Section 6.01(5), Section 6.01(6), Section 6.01(7), Section 6.01(8), Section 6.01(9) and Section 6.01(10) (Events of Default).

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1.  Indenture.  Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby.  In the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

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Section 3.2.  Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3.  Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

Section 3.4.  Effect of Headings.  The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.5.  Trustee Makes No Representations.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6.  Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.7.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.8.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.9.  Successors.  All agreements of the Company, the Guarantors and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.10.  Effectiveness.  The provisions of Articles I and II of this Supplemental Indenture shall not become operative unless and until the Company accepts validly tendered Notes representing at least a majority in aggregate principal amount of the outstanding Notes for payment pursuant to the terms and subject to the conditions of the applicable tender offer (the “Tender Offer”) as described in the Offer to Purchase and Consent Solicitation, dated October 10, 2007.  If after the execution of this Supplemental Indenture, the Tender Offer is terminated or withdrawn, or all payments in respect of the Notes accepted for payment pursuant to the Tender Offer are not made on the applicable payment date, the provisions of Articles I and II of this Supplemental Indenture will have no effect and the Indenture shall be deemed to be amended so that it reads exactly as it did immediately prior to the execution of this Supplemental Indenture.

Section 3.11.  Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of [              ], 2007, the majority of the restrictive covenants of the Indenture and certain of the Events of Default have been eliminated, as provided in the Supplemental Indenture, dated as of October 24, 2007.  Reference is hereby made to said Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

SEMCO ENERGY, INC.,
By	/s/ Michael V. Palmeri
Name: Michael V. Palmeri
Title: Senior Vice President, CFO and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., AS TRUSTEE,
By	/s/ Roxane Ellwanger
Name: ROXANE ELLWANGER
Title: Assistant Vice President

[SIGNATURE PAGE OF 2008 SUPPLEMENTAL INDENTURE]

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